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                                                                  Exhibit (4)(g)

                          PRUCO LIFE INSURANCE COMPANY
                       [2999 NORTH 44TH STREET, SUITE 250
                             PHOENIX, ARIZONA 85014]

     RETURN OF ADJUSTED PURCHASE PAYMENTS DEATH BENEFIT SCHEDULE SUPPLEMENT

ANNUITY NUMBER: [001-00001]

EFFECTIVE DATE OF THE RETURN OF ADJUSTED PURCHASE PAYMENTS DEATH BENEFIT RIDER:
[Issue Date of the Annuity]

DUE PROOF OF DEATH PERIOD: [A period of [1 year], beginning on the decedent's date of death.]

INSURANCE CHARGE FOR THE RIDER: [Assessed daily at the annualized rate of [0.00]%]

P-SCH-ROP(2/10)